CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the Annual Report of First Point Minerals Corp. on Form 20-F of our report dated April 28, 2006 in connection with our audits of the consolidated financial statements of that company as at December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005, which report is included in the Form 20-F.

“De Visser Gray”

CHARTERED ACCOUNTANTS

Vancouver, BC October 3, 2006